Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-111978, 333-108617, 333-81208, 333-71954, 333-70976, 333-60132, 333-43038, 333-40322 and 333-35876 on Form S-3 and Nos. 333-108619, 333-70982, 333-38964 and 333-35874 on Form S-8 of GlycoGenesys, Inc. of our report dated March 29, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s ability to continue as a going concern), relating to the consolidated financial statements of GlycoGenesys, Inc. as of and for the years ended December 31, 2003 and 2002 appearing in this Annual Report on Form 10-K of GlycoGenesys, Inc. for the year ended December 31, 2003.

/s/    DELOITTE & TOUCHE LLP

Boston, Massachusetts

March 29, 2004